As filed with the Securities and Exchange Commission on May 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL CROSSING LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-1407042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

(Address of Principal Executive Office including Zip Code)

STT Communications Ltd Share Option Plan 2004

(Full title of the Plan)

CT Corporation

1633 Broadway, 23rd Floor

New York, New York 10019

(212) 479-8200

(Name, address and telephone number of agent for service)

Copies to:

John B. McShane Global Crossing Limited (USA) 200 Park Avenue 3rd Floor Florham Park, NJ 07932	Peter Loughran Debevoise and Plimpton LLP 919 Third Avenue New York, NY 10022

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $ .01 per share	800,000	(1)	$10.16	(2)	$8,128,000	(2)	$956.67	(2)

(1)	Consists of shares of Common Stock owned by STT Crossing Ltd issuable upon exercise of outstanding options granted pursuant to the STT Communications Ltd Share Option Plan 2004 (the “Plan”).
(2)	Computed pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) based on the exercise price of the options granted pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents heretofore filed by Global Crossing Limited (the “Company”) with the Securities and Exchange Commission (the “Commission”):

a.	Global Crossing Limited’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission on March 16, 2005 (the “2004 Form 10-K”);

b.	Amendment No. 1 to the 2004 Form 10-K filed on April 28, 2005;

c.	All reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered in the Annual Report referred to in (a) above;

d.	The description of the Company’s Common Stock, par value $ .01 per share (the “Common Stock”) contained in Item 5 of Part II of the 2004 Form 10-K, under the heading “New Global Crossing Common Stock”; and

e.	All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Bye-laws of the Registrant provide that each of the Registrant’s officers, directors and certain other persons shall be indemnified and held harmless out of the funds of the Registrant to the fullest extent provided by Bermuda law against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such party which arise from or in connection with actions or inactions of the indemnified person while acting in such capacity; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act of 1981 as in effect from time to time in Bermuda. The Bye-laws also provide that such persons shall be indemnified for costs of defense of civil and criminal proceedings and for advancement of expenses in connection with indemnified activities and proceedings. The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the Registrant’s Bye-laws or in a contract or arrangement between the Registrant and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

The Registrant has entered into indemnity agreements with each of its directors and members of each committee constituted by the Board of Directors. The indemnity agreements provide that, subject to any limitations of the Companies Act, the Registrant will indemnify such persons for the matters provided for in the Bye-laws of the Registrant as described above. To the extent that such person is entitled to claim an indemnity pursuant to the indemnity agreement in respect of amounts paid or discharged by such person, the relative indemnity shall take effect as an obligation of the Registrant to reimburse the person making such payments or effecting such discharge. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to the indemnity agreement shall be paid by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

The Registrant also maintains directors’ and officers’ liability insurance policies covering indemnified losses of each indemnified person. The policies provide up to $50,000,000 in director, officer and entity-level coverage and up to an additional $15 million in coverage for directors and officers only.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page 9.

Item 9. Undertakings.

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Florham Park, New Jersey on the 26 day of May, 2005.

Global Crossing Limited

By:	/s/ John Legere
Name:	John Legere
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint John McShane and Mitchell Sussis, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead to execute on his behalf, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (the “Registration Statement”) for the registration of shares of common stock (“Common Stock”) of Global Crossing Limited (the “Company”), and file this Registration Statement, and any amendments thereto, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Act”), and to execute any and all other instruments which any of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that his said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ John Legere John Legere	Chief Executive Officer (Principal Executive Officer)	May 26, 2005

/s/ Jean F.H.P. Mandeville Jean F.H.P. Mandeville	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2005

/s/ William I. Lees, Jr. William I. Lees, Jr.	Senior Vice President, Finance and Accounting Operations (Principal Accounting Officer)	May 26, 2005

/s/ E.C. “Pete” Aldridge, Jr. E.C. “Pete” Aldridge, Jr.	Director	May 20, 2005

/s/ Donald L. Cromer Donald L. Cromer	Director	May 20, 2005

/s/ Archie Clemins Archie Clemins	Director	May 20, 2005

Richard R. Erkeneff	Director	, 2005

/s/ Peter Seah Lim Huat Peter Seah Lim Huat	Vice Chairman and Director	May 26, 2005

/s/ Charles Macaluso Charles Macaluso	Director	May 20, 2005

/s/ Michael Rescoe Michael Rescoe	Director	May 20, 2005

/s/ Robert J. Sachs Robert J. Sachs	Director	May 20, 2005

/s/ Lee Theng Kiat Lee Theng Kiat	Director	May 20, 2005

/s/ Lodewijk Christiaan van Wachem Lodewijk Christiaan van Wachem	Chairman and Director	May 20, 2005

/s/ Mitchell Sussis Mitchell Sussis	Authorized Representative in the United States	May 26, 2005

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1	Form of stock certificate for common stock of Global Crossing Limited (formerly GC Acquisition Ltd.) (incorporated by reference to Exhibit 4.1 of Global Crossing Limited’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on December 8, 2003).

4.2	Certificate of Designations of 2.0% Cumulative Senior Preferred Shares of Global Crossing Limited (formerly GC Acquisition Ltd.), dated as of December 9, 2003 (incorporated by reference to Exhibit 4.2 of Global Crossing Limited’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 26, 2004).

4.3	Restructuring Agreement dated as of October 8, 2004, among Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited, STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, and STT Communications Ltd. (incorporated by reference to Exhibit 4.6 of Global Crossing Limited’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 15, 2004).

4.4	Amendment No. 1 to Restructuring Agreement, dated as of December 10, 2004, among Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited, STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, and STT Communications Ltd. (incorporated by reference to Exhibit 10 of Global Crossing Limited’s current report on Form 8-K filed on December 13, 2004).

4.5	Indenture, dated as of December 23, 2004, by and among Global Crossing Limited (“GCL”), those subsidiaries of GCL parties thereto, including those subsidiaries guaranteeing the notes, and Wells Fargo Bank, National Association, as trustee and agent for the holders of the notes, relating to the $250 million aggregate original principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 (incorporated by reference to Exhibit 4.1 of Global Crossing Limited’s current report on Form 8-K filed on December 30, 2004 (the “December 30, 2004 8-K”)).

4.6	Indenture dated as of December 23, 2004, by and among Global Crossing (UK) Finance Plc, Global Crossing (UK) Telecommunications Ltd., the

other subsidiaries of GCUK guaranteeing the notes, STT Communications Ltd., as optionholder, AIB/BNY Fund Management (Ireland) Limited, as Irish paying agent, and The Bank of New York, as trustee, relating to the approximately $404 million aggregate original principal amount of senior secured notes due 2014 (incorporated by reference to Exhibit 4.2 of the December 30, 2004 8-K).

4.7	Debenture, dated as of December 23, 2004, between GCUK and GCUK Finance, as chargors, in favor of The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.3 of the December 30, 2004 8-K).

4.8	Security Arrangement Agreement, dated as of December 23, 2004, by and among STT Communications Ltd., STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, The Bank of New York, as trustee and collateral agent, GCUK, certain of its subsidiaries as obligors and the Hedging Counterparties named therein (incorporated by reference to Exhibit 4.4 of the December 30, 2004 8-K).

Except as hereinabove provided, there is no instrument with respect to long-term debt of the Registrant and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of the Registrant. The Registrant agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Grant Thornton LLP (filed herewith).

24.1	Powers of Attorney (included on the signature pages).

99.1	STT Communications Ltd Share Option Plan 2004 (filed herewith).